UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 13, 2021 (October 11, 2021)

iCoreConnect, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

000-52765	13-4182867
(Commission File Number)	(IRS Employer Identification No.)

13506 Summerport Parkway #160, Windermere, FL	34786
(Address of Principal Executive Offices)	(Zip Code)

888-810-7706

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events;

 On August 24, 2021 Sonoran Pacific Resources, LLP, (“Lender”) an Arizona limited liability partnership, controlled by a shareholder who is the father of our chairman of the board of directors, provided a Default Notice to the Company asserting that we were obligated to pay the sum of $863,274. On August 18, 2021 the Lender delivered to us a Notice of Disposition of Collateral Under Section 9-611 of the Uniform Commercial Code (“UCC”) (Arizona Revised Statutes 47-611) purporting to set a foreclosure sale, under the UCC, of our assets that were previously pledged as security to the Lender. The Lender alleged that it had made certain loans and other financial accommodations in the form of guaranties to our Company beginning in approximately March of 2009 that was secured by all of the assets of our Company. We initiated an investigation into the matter and concluded that we had repaid all of the loans (including tendering payment of $28,577.82 for various credit card obligations with JP Morgan Chase Bank which the Lender rejected on August 4, 2021) and any loans that had not been repaid were released under the terms of a Recapitalization Agreement dated November 1, 2016. We then retained Arizona counsel to prepare an Emergency Application for Temporary Restraining Order and Preliminary Injunction against the Lender in order to stop the foreclosure sale. On October 11, 2021the Arizona court entered a Temporary Restraining Order enjoining the defendants from conducting any foreclosure sale or taking any action to collect upon or enforce its purported security interests. The order is conditioned upon the Company posting a bond in the amount of $200,000. A copy of the Temporary Restraining Order is filed as an exhibit.

Item 9.01. Exhibit

Exhibit Number	Description

1	Temporary Restraining Order
104	Cover Page Interactive Data File (formatted as Inline XBRL)

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

iCoreConnect, Inc.
(Registrant)

Dated: October 13, 2021	By:	/s/ Robert McDermott
Robert McDermott
President and Chief Executive Officer

3